Exhibit 10.1

AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED BUSINESS MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of December 10, 2012, by and between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), Reit Management & Research LLC, a Delaware limited liability company  (the “Manager”), and, solely with respect to Section 16 of this Agreement with respect to certain non-competition covenants, Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy.

WHEREAS, the Company and the Manager are parties to an Amended and Restated Business Management Agreement, dated as of November 2, 2011 (the “Amended Agreement”), and Barry M. Portnoy, Gerard M. Martin and Adam D. Portnoy are parties to the Amended Agreement solely with respect to certain covenants in Section 16 thereof; and

WHEREAS, the parties to the Amended Agreement wish to amend and restate the Amended Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree that the Amended Agreement is hereby amended and restated to read in its entirety as follows:

1.             Engagement.  Subject to the terms and conditions hereinafter set forth, the Company hereby continues to engage the Manager to provide the management and real estate investment services contemplated by this Agreement with respect to the Company’s business and real estate investments, and the Manager hereby accepts such continued engagement.

2.             General Duties of the Manager.  The Manager shall use its reasonable best efforts to present to the Company a continuing and suitable real estate investment program consistent with the real estate investment policies and objectives of the Company.  Subject to the management, direction and supervision of the Company’s Board of Trustees (the “Trustees”), the Manager shall:

(a)           provide research and economic and statistical data in connection with the Company’s real estate investments and recommend changes in the Company’s real estate investment policies when appropriate;

(b)           (i) investigate and evaluate investments in, or acquisitions or dispositions of, real estate and related interests, and financing and refinancing opportunities, (ii) make recommendations concerning specific investments to the Trustees, and (iii) evaluate and negotiate contracts with respect to the foregoing, in each case, on behalf of the Company and in the furtherance of the Company’s real estate financing objectives;

(c)           investigate, evaluate and negotiate the prosecution and negotiation of any claims of the Company in connection with its real estate investments;

(d)           administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements, including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (said Code, as in effect from time to time, together with any regulations and rulings thereunder, being hereinafter referred to as the “Internal Revenue Code”), the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(e)           advise and assist in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the “SEC”) or any state (it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings (including without limitation those filings referred to in Section 2(d) hereof), and the Manager shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company’s offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify the Manager from such costs and liabilities);

(f)            retain counsel, consultants and other third party professionals on behalf of the Company;

(g)           provide internal audit services as hereinafter provided;

(h)           advise and assist with the Company’s risk management and oversight function;

(i)            to the extent not covered above, advise and assist the Company in the review and negotiation of the Company’s contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against the Company;

(j)            advise and assist the Company with respect to the Company’s public relations, preparation of marketing materials, internet website and investor relations services;

(k)           provide office space, office equipment and the use of accounting or computing equipment when required;

(l)            advise and assist with respect to: the design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; and local area network and wide area network communications support; and

(m)          provide personnel necessary for the performance of the foregoing services.

In performing its services under this Agreement, the Manager may utilize facilities, personnel and support services of various of its affiliates.  The Manager shall be responsible for paying such affiliates for their personnel and support services and facilities out of its own funds unless otherwise approved by a majority vote of the Independent Trustees (the “Independent Trustees”), as defined in the Company’s Bylaws, as in effect from time to time (the “Bylaws”).  Notwithstanding the foregoing, fees, costs and expenses of any third party which is not an affiliate of the Manager retained as permitted hereunder are to be paid by the Company.  Without limiting the foregoing sentence, any such fees, costs or expenses referred to in the immediately preceding sentence which may be paid by the Manager shall be reimbursed to the Manager by the Company promptly following submission to the Company of a statement of any such fees, costs or expenses by the Manager.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, the Manager pursuant to this Agreement shall not include (i) any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended) or (ii) any services that would subject the Manager to registration with the Commodity Futures Trading Commission as a “commodity trading advisor” (as such term is defined in Section 1a(12) of the Commodity Exchange Act and in CFTC Regulation 1.3(bb)(1)) or affirmatively require it to make any exemptive certifications or similar filings with respect to “commodity trading advisor” registration status.

In performing its services hereunder with respect to the Company, the Manager shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time.  In addition, the Manager shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

3.             Bank Accounts.  The Manager shall establish and maintain one or more bank accounts in its own name or, at the direction of the Trustees, in the name of the Company, and shall collect and deposit into such account or accounts and disburse therefrom any monies on behalf of the Company, provided that no funds in any such account shall be commingled with any funds of the Manager or any other person or entity.  The Manager shall from time to time, or at any time requested by the Trustees, render an appropriate accounting of such collections and payments to the Trustees and to the auditors of the Company.

4.             Records.  The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

5.             Information Furnished to Manager.  The Trustees shall at all times keep the Manager fully informed with regard to the real estate investment policies of the Company, the capitalization policy of the Company, and generally the Trustees’ then-current intentions as to the future of the Company.  In particular, the Trustees shall notify the Manager promptly of their intention to sell or otherwise dispose of any of the Company’s real estate investments or to make any new real estate investment.  The Company shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request.  The Company shall retain legal counsel and accountants to provide such legal and accounting advice and services as the Manager or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company, and shall have such legal or accounting opinions and advice as the Manager shall reasonably request.

6.             REIT Qualification; Compliance with Law and Organizational Documents.  Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing real property) which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would (a) adversely affect the qualification of the Company as a real estate investment trust as defined and limited in the Internal Revenue Code or which would make the Company subject to the Investment Company Act of 1940, as amended (the “1940 Act”), (b) violate any law or rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or (c) not be permitted by the Company’s Declaration of Trust, as in effect from time to time (the “Declaration of Trust”), or Bylaws, except if such action shall be ordered by the Trustees, in which event the Manager shall promptly notify the Trustees of the Manager’s judgment that such action would adversely affect such qualification, make the Company subject to the 1940 Act or violate any such law, rule, regulation or policy, or the Declaration of Trust or Bylaws and shall refrain from taking such action pending further clarification or instructions from the Trustees.  In addition, the Manager shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would prevent or cure any action described in (a), (b) or (c) above.

7.             Self-Dealing.  Neither the Manager nor any affiliate of the Manager shall sell any property or assets to the Company or purchase any property or assets from the Company, directly or indirectly, except as approved by a majority of the Independent Trustees (or otherwise pursuant to the Declaration of Trust or Bylaws).  In addition, except as otherwise provided in Sections 2, 10 or 11 hereof, or except as approved by a majority of the Independent Trustees, neither the Manager nor any affiliate of the Manager shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party.  Except for compensation received by the Manager pursuant to Section 10 hereof, all commissions or other remuneration received by the Manager or an affiliate of the Manager and not approved by the Independent Trustees under Sections 2, 10 or 11 hereof or this Section 7 shall be reported to the Company annually within ninety (90) days following the end of the Company’s fiscal year.

Upon request of any trustee of the Company, the Manager shall from time to time promptly furnish the Company with information on a confidential basis as to any real estate investments within the Company’s real estate investment policies made by the Manager for its own account.

8.             No Partnership or Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Manager have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.             Fidelity Bond.  The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.          Compensation.  The Manager shall be paid, for the services rendered by it to the Company pursuant to this Agreement, an annual management fee (the “Management Fee”) equal to 0.70% of the Average Invested Capital (as defined below) computed as of the last day of the Company’s fiscal year up to $250,000,000, and 0.50% of the Average Invested Capital equal to or exceeding $250,000,000.  In addition, the Manager shall be paid an annual incentive fee (the “Incentive Fee”), consisting of a number of shares of the Company’s Common Shares of Beneficial Interest (“Common Shares”) with a value (determined as provided below) equal to 15% of the amount by which Cash Available for Distribution (as defined below) for such fiscal year exceeds Cash Available for Distribution for the fiscal year immediately prior to such fiscal year, but in no event shall the Incentive Fee payable in respect of any year exceed $.02 multiplied by the weighted average number of Common Shares outstanding during such year.

Payment of the Incentive Fee shall be made by, issuance of Common Shares.  The number of Common Shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Common Shares on the New York Stock Exchange during the month of December in the year for which the computation is made.  (The Management Fee and Incentive Fee are hereinafter collectively referred to as the “Fees.”)

For purposes of this Agreement:  (a) “Average Invested Capital” of the Company shall mean the daily weighted average of the total historical cost of the consolidated assets of the Company invested, directly or indirectly, in equity interests in and loans secured by real estate and personal property owned in connection with such real estate (collectively, “Properties”) (including acquisition related costs and costs which may be allocated to intangibles or are unallocated and excluding the historical cost of Properties representing investments by the Company funded from a furniture, fixtures and equipment reserve or other improvements funded by the Company that do not result in an increase in the minimum rents or owner’s priority returns payable to the Company under the related lease or management agreement), before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the weighted average of such values; and (b) “Cash Available for Distribution” shall mean, for any period, the net income of the Company, before real estate depreciation, amortization and other non-cash or non-recurring items, less the amount, if any, included in the calculation thereof which represents amounts which, pursuant to leasing or management arrangements relating to any of the Properties, the Company is required to escrow or reserve (including any implied reserve) for renovations and refurbishments that do not result in an increase in the minimum rents or owner’s priority returns payable to the Company under the related lease or management agreement. Calculation of Average Invested Capital and of Cash Available for Distribution to Shareholders shall be made annually by the Company.

Notwithstanding anything in this Section 10 to the contrary, with respect to any consolidated asset acquired by the Company or any of its subsidiaries from a RMR Managed Company (as that term is defined in Section 12 below), the “Annual Average Invested Capital” thereof on the date of acquisition shall equal the total historical cost of such consolidated asset on the books of the applicable RMR Managed Company immediately prior to the contribution, sale or other transfer of such property to the Company or its subsidiaries (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), before reserves for depreciation, amortization, impairment charges or bad debts and other similar noncash reserves, and all subsequent adjustments shall be based on such historical cost.

Unless the Company and the Manager otherwise agree, the Management Fee shall be computed and payable within thirty (30) days following the end of each fiscal month by the Company, and the Incentive Fee shall be computed and payable within thirty (30) days following the public availability of the Company’s annual audited financial statements for each fiscal year.  Such computations shall be based upon the Company’s monthly or annual financial statements, as the case may be, and shall be in reasonable detail.  A copy of such computations shall promptly be delivered to the Manager accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees payable for any fiscal year shall be subject to adjustment as of the end of each fiscal year.  On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to the Manager an Officer’s Certificate (a “Certificate”) reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Average Invested Capital and Cash Available for Distribution for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Company, the Company shall include its check for such deficit and deliver the same to the Manager with such Certificate.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such Certificate whether the Manager should (i) remit its check to the Company an amount equal to such difference or (ii) grant the Company a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

11.          Additional Services.

(a)           The Manager shall provide to the Company an internal audit function meeting applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Audit Committee of the Board of Trustees of the Company. In addition to the Fees, the Company agrees to reimburse the Manager, within 30 days of the receipt of the invoice therefor, for the Company’s pro rata share (as reasonably agreed to by the Independent Trustees from time to time) of the following costs of the Manager:

(i)            employment expenses of the Manager’s internal audit manager and other employees of the Manager actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(ii)           the reasonable travel and other out-of-pocket expenses of the Manager relating to the activities of the Manager’s internal audit manager and other of the Manager’s employees actively engaged in providing internal audit services and the reasonable third party expenses which the Manager incurs in connection with its provision of internal audit services.

(b)           If, and to the extent that, the Company shall request the Manager to render services on behalf of the Company other than those required to be rendered by the Manager in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon between the Manager and the Company from time to time.

12.          Right of First Offer.

(a)           Subject to the Company’s Declaration of Trust and Bylaws, the Company hereby agrees with the Manager that if the Company or any of its subsidiaries determines to offer, directly or indirectly, for sale or other disposition arrangement (each a “Sale”) any real property that, at such time, is of a type within a principal investment focus of another real estate investment trust to which the Manager at such time provides business management or property management services (such other company, a “RMR Managed Company”), then prior to offering such real property for Sale to any other person, the Company shall provide notice of such proposed Sale to such RMR Managed Company, describing such proposed Sale in sufficient detail (including expected pricing, payment or lease terms, closing date and other material terms) and offering such RMR Managed Company the right to purchase or lease such real property, and shall negotiate in good faith with such RMR Managed Company for such purchase or lease.  If within fifteen (15) days after the Company has provided to such RMR Managed Company the notice of an offer to effect a Sale of such real property, the Company and such RMR Managed Company have not reached agreement on the terms of such Sale, the Company (or its subsidiary, as applicable) will be free to sell such real property to any person upon the same or substantially similar terms as those contained in the written notice described above (but in any event for a purchase price that is not less than 90% of the expected price), free of the restrictions of this Section 12.

(b)           Notwithstanding the above, the following Sales shall be excluded from the right of first offer referred to herein:

(i)            A transfer of a real property to a governmental or quasi-governmental agency (an “Agency”) as part of a tax reduction or tax abatement program in which the Company or its subsidiary leases such real property back from such Agency; provided, however, a transfer or assignment of the Company’s or its subsidiary’s interest as tenant in the lease of the real property from such Agency shall be subject to the terms and conditions of this Agreement and the right of first offer granted herein;

(ii)           A transfer of a real property to an entity that is wholly owned, directly or indirectly, by the Company;

(iii)          A transfer of a real property to any tenant or other party having a right of first refusal or offer to purchase in effect on the date hereof (or in effect on the date such property is acquired by the Company or its subsidiary, as applicable) on the terms and conditions of such right of first refusal or offer to purchase or hereafter granted in a bona fide lease negotiation;

(iv)          A transfer of a real property to the appropriate condemning authority pursuant to eminent domain or under threat of eminent domain; and

(v)           Any financing, reorganization, recapitalization, reclassification, exchange of shares or spin-offs to the Company’s shareholders, in each case where there is no change of control.

13.          Expenses of the Manager.  Without regard to and without limiting the compensation received by the Manager from the Company pursuant to this Agreement and except to the extent provided by Sections 2, 10 or 11, the Manager shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)           employment expenses of the personnel employed by the Manager, including, but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)           fees and travel and other expenses paid to directors, officers and employees of the Manager, except fees and travel and other expenses of such persons who are trustees or officers of the Company incurred in their capacities as trustees or officers of the Company;

(c)           rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Manager, except to the extent such expenses relate solely to an office maintained by the Company separate from the office of the Manager; and

(d)           miscellaneous administrative expenses relating to performance by the Manager of its obligations hereunder.

14.          Expenses of the Company. Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses not payable by the Manager, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Manager:

(a)           the cost of borrowed money;

(b)           taxes on income and taxes and assessments on real property and personal property, if any, and all other taxes applicable to the Company;

(c)           legal, auditing, accounting, underwriting, brokerage, listing, reporting, registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Company’s securities, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(d)           expenses of organizing, restructuring, reorganizing or terminating the Company, or of revising, amending, converting or modifying the Company’s organizational documents;

(e)           fees and travel and other expenses paid to trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage servicers, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)            expenses directly connected with the investigation, acquisition, disposition or ownership of real estate interests or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Manager, to the extent that such expenses are to be borne by the Manager pursuant to Section 13 above;

(g)           all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)           expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)            all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities;

(j)            legal, accounting and auditing fees and expenses, other than those described in subsection (c) above;

(k)           filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 14;

(l)            expenses relating to any office or office facilities maintained by the Company separate from the office of the Manager; and

(m)          the costs and expenses of all equity award or compensation plans or arrangements established by the Company, including the value of awards made by the Company to the Manager or its employees, if any.

15.          Limits of Manager Responsibility; Indemnification; Company Remedies.  The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Manager.  The Manager, its shareholders, directors, officers, employees and affiliates will not be liable to the Company, its shareholders, or others, except by reason of acts constituting bad faith, willful or wanton misconduct or gross negligence in the performance of its obligations hereunder.  The Company shall reimburse, indemnify and hold harmless the Manager, its shareholders, directors, officers and employees and its affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including, without limitation, all reasonable attorneys’, accountants’ and experts’ fees and expenses) in respect of or arising from any acts or omissions of the Manager with respect to the provision of services by it or performance of its obligations in connection with this Agreement or performance of other matters pursuant to specific instruction by the Trustees, except to the extent such provision or performance was in willful bad faith or grossly negligent.  Without limiting the foregoing, the Company shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

16.          Other Activities of the Manager and its Shareholders.  None of the Manager, Barry M. Portnoy, Gerard M. Martin or Adam D. Portnoy shall, without the consent of the Independent Trustees, (a) provide management services to, or serve as a director or officer of, any other real estate investment trust which is principally engaged in the business of ownership of hotel or travel center properties or (b) make direct investments in hotel or travel center facilities.  Nothing herein shall prevent the Manager from engaging in other activities or businesses or from acting as Manager to any other person or entity (including other real estate investment trusts) provided that no such activity shall conflict with the Manager’s obligations under the immediately preceding sentence; provided, further, however, that the Manager shall notify the Company in writing in the event that it does so act as a manager to another real estate investment trust.  The Company acknowledges that the Manager manages real estate investment trusts and other entities (including, as of the date of this Agreement, CommonWealth REIT,

Senior Housing Properties Trust, Government Properties Income Trust, Select Income REIT, Five Star Quality Care, Inc. and TravelCenters of America LLC) and that the Manager shall be free from any obligation to present to the Company any particular investment opportunity which comes to the Manager and that the Manager is not required to present the Company with opportunities to invest in properties that are primarily of a type that are the investment focus of another person or entity now or in the future managed by the Manager.  In addition, subject to the first sentence of this section, nothing herein shall prevent any shareholder or affiliate of the Manager from engaging in any other business or from rendering services of any kind to any other person or entity (including competitive business activities).  The Company acknowledges and agrees that the Manager has certain interests that may be divergent from those of the Company, including, without limitation, (a) the Manager provides certain services to Affiliates Insurance Company and (b) the Manager provides certain services to Sonesta International Hotels Corporation or its affiliates.  The parties agree that these relationships and interests shall not affect either party’s rights and obligations under this Agreement.  The parties further agree that whenever any conflicts of interest arise resulting from the relationships and interests described or referred to in this Section 16 or any such relationship or interest as may arise or be present in the future, (x) between or among the Company and the Manager or their respective affiliates, the Manager will act on its own behalf and not on the Company’s behalf or (y) between or among the Company and any entity with whom the Manager has a relationship or contract or their respective affiliates, the Manager shall in its sole and absolute discretion, determine on which of those parties’ behalf it shall act, and without any resulting liability or obligation under this Agreement as a result of, arising from or relating to any such determination.  Without limiting the foregoing provisions, the Manager agrees, upon the request of any trustee of the Company, to disclose certain real estate investment information concerning the Manager or certain of its affiliates; provided, however, that such disclosure shall be required only if it does not constitute a breach of any fiduciary duty or obligation of the Manager, and the Company shall be required to keep such information confidential.

Directors, officers, employees and agents of the Manager or of its affiliates may serve as trustees, officers, employees, agents, nominees or signatories of the Company.  When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.  Such persons shall receive no compensation from the Company for their services to the Company in any such capacities, except that the Company may make awards to the employees of the Manager and others under the Company’s Equity Compensation Plan then in effect or any equity plan adopted by the Company from time to time.

17.          Term, Termination.  This Agreement shall continue in force and effect until December 31, 2013, and shall be automatically renewed for successive one year terms annually thereafter unless notice of non-renewal is given by the Company or the Manager before the end of the term.  It is expected that the terms and conditions may be reviewed by the Independent Trustees of the Compensation Committee of the Board of Trustees of the Company at least annually.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement may be terminated by either party hereto upon sixty (60) days’ written notice to the other party, pursuant to, in the case of a termination by the Company, a majority vote of the Independent Trustees of the Compensation Committee of the Board of Trustees of the Company or, in the case of a termination by the Manager, by a majority vote of the directors of the Manager.

Section 18 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Sections 15 and 18, a termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

18.          Action Upon Termination.  From and after the effective date of any termination of this Agreement pursuant to Section 17 hereof, the Manager shall be entitled to no compensation for services rendered hereunder for the then-current term of this Agreement, but shall be paid, on a pro rata basis, all compensation due for services performed prior to the effective date of such termination.  Upon such termination, the Manager immediately shall:

(a)           pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued Fees and reimbursements for its expenses to which it is then entitled;

(b)           deliver to the Trustees a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to the Trustees; and

(c)           deliver to the Trustees all property and documents of the Company then in its custody or possession.

The amount of Fees paid to the Manager upon termination shall be subject to adjustment pursuant to the following mechanism.  On or before the 30th day after public availability of the Company’s annual audited financial statements for the fiscal year in which termination occurs, the Company shall deliver to the Manager a Certificate reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Average Invested Capital and Cash Available for Distribution for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable upon the date of termination.

If the annual Fees owed upon termination as shown in such Certificate exceed the Fees paid by the Company upon termination, the Company shall include its check for such deficit and deliver the same to the Advisor with such Certificate.

If the Annual Fees owed upon termination as shown in such Certificate are less than the Fees paid by the Company upon termination, the Manager shall remit to the Company its check in an amount equal to such difference.

19.          Trustee Action. Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

20.          TRUSTEES AND SHAREHOLDERS NOT LIABLE.  THE DECLARATION OF TRUST, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND PROVIDES THAT THE NAME HOSPITALITY PROPERTIES TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

21.          Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Hospitality Properties Trust
Two Newton Place

255 Washington Street, Suite 300
Newton, MA 02458
Attention: President
Facsimile No.:  (617) 969-5730

If to the Manager:

Reit Management & Research LLC
Two Newton Place

255 Washington Street, Suite 300
Newton, MA 02458
Attention: President
Facsimile No.:  (617) 928-1305

22.          Amendments.  The Company and the Manager, or their respective successors or assigns, may amend, change modify, terminate or discharge in whole or in part this Agreement by an instrument in writing signed by each of them, without the consent of the other parties to this Agreement, provided that any such amendment, change, modification, termination or discharge does not amend Section 16 so as to adversely affect the rights or obligations of such other parties.

23.          Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment or delegation by the Manager to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of the Manager and which remains under the control of one or more persons who controlled the operations of the Manager immediately prior to such assignment or delegation.

24.          No Third Party Beneficiary.  Except as otherwise provided in Section 27(i), no person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

25.          Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

26.          Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

27.          Arbitration.

(a)           Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement or the provision of services by the Manager pursuant to this Agreement, or (ii) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 27, shall mean any shareholder of record or any beneficial owner of shares of the Company, or any former shareholder of record or beneficial owner of shares of the Company), either on his, her or its own behalf, on behalf of the Company or on behalf of any series or class of shares of the Company or shareholders of the Company against the Company or any trustee, officer, manager (including Manager or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, including this arbitration agreement, the Declaration of Trust or the Bylaws (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as those Rules may be modified in this Section 27.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of the Company and class actions by a shareholder against those individuals or entities and the Company.  For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)           There shall be three arbitrators. If there are only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator within 15 days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail to timely select an arbitrator then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten days from the date the AAA provides such list to select one of the three arbitrators proposed by AAA. If such party (or parties) fail to select such arbitrator by such time, the party (or parties) who have appointed the first arbitrator shall then have ten days to select one of the three arbitrators proposed by AAA to be the second arbitrator; and, if he/they should fail to select such arbitrator by such time, the AAA shall select, within 15 days thereafter, one of the three arbitrators it had proposed as the second arbitrator. The two arbitrators so appointed shall jointly appoint the third and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within 15 days of the appointment of the second arbitrator. If the third arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)           The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)           There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)           In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based.

(f)            Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of the Company’s award to the claimant or the claimant’s attorneys.  Each party (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third appointed arbitrator.

(g)           An Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)           Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  Each party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)            This Section 27 is intended to benefit and be enforceable by the shareholders, directors, officers, managers (including the Manager or its successor), agents or employees of the Company and the Company and shall be binding on the shareholders of the Company and the Company, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

28.          Consent to Jurisdiction and Forum.  This Section 28 is subject to, and shall not in any way limit the application of, Section 27; in case of any conflict between this Section 28 and Section 27, Section 27 shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 21 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

29.          Captions. The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

30.          Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

31.          Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

32.          Survival.  The provisions of Sections 2 (limited to the obligation of the Company to indemnify the Manager for matters provided thereunder), 15, 16 (limited to the obligations of the Company to keep information provided to the Company by the Manager confidential as provided in the last proviso in such Section), 17 (limited to the last paragraph of such Section), 18, 20, 21, 24, 25, 26, 27, 28, 31 and 32 of this Agreement shall survive the termination hereof.

33.          Other Agreements.  The parties hereto are also parties to an Amended and Restated Property Management Agreement, dated as of January 13, 2010 (as amended, the “Property Management Agreement”).  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Property Management Agreement and that the Property Management Agreement provides for its own separate rights and obligations of the parties thereto, including, without limitation separate compensation payable by the Company and the other Owners (as defined in the Property Management Agreement) to the Manager thereunder for services to be provided by the Manager pursuant to the Property Management Agreement.

34.          Equal Employment Opportunity Employer.  The Manager is an equal employment opportunity employer and complies with all applicable state and federal laws to provide a work environment free from discrimination and without regard to race, color, sex, sexual orientation, national origin, ancestry, religion, creed, physical or mental disability, age, marital status, veteran’s status or any other basis protected by applicable laws.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Business Management Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

HOSPITALITY PROPERTIES TRUST

By:	/s/ John G. Murray
Name: John G. Murray
Title: President and Chief Operating Officer

REIT MANAGEMENT & RESEARCH LLC

By:	/s/ Adam D. Portnoy
Name: Adam D. Portnoy
Title: President and Chief Executive Officer

SOLELY AS TO SECTION 16 HEREOF:

/s/ Barry M. Portnoy
Barry M. Portnoy

/s/ Gerard M. Martin
Gerard M. Martin

/s/ Adam D. Portnoy
Adam D. Portnoy